Exhibit 99.1

MasterCard Acquires Orbiscom to

Accelerate Development of Innovative Payment Solutions

Deal enhances MasterCard’s ability to deliver advanced and customizable payments solutions for today’s demanding marketplace

Purchase, NY, January 5, 2009 – MasterCard Incorporated (NYSE:MA) announced today the acquisition of Orbiscom Ltd., a Dublin, Ireland-based leading payments solutions software provider for major financial institutions. The purchase price is approximately $100 million, a portion of which is contingent upon the future performance of Orbiscom’s business.

The acquisition builds on the companies’ existing partnership that created MasterCard inControl, an innovative platform featuring an array of advanced authorization, transaction routing and alert controls designed to assist financial institutions in creating new and enhanced payment offerings. In 2008, Royal Bank of Scotland became the first financial institution to implement MasterCard inControl for its commercial card customers.

“We are pleased to solidify our relationship with Orbiscom,” said Robert W. Selander, MasterCard president and chief executive officer. “By adding Orbiscom’s expertise, intellectual property and talented team of innovative payments-industry professionals to MasterCard, we will further accelerate the development of new payment solutions for our customers. As part of this agreement, Orbiscom’s existing customers, which include leading financial institutions, will receive continued support for current Orbiscom products and the opportunity for new capabilities to help them develop new payment solutions.”

“At Orbiscom, we have valued our partnership with MasterCard and are pleased to build on the relationship,” said Garry Lyons, chief executive officer, Orbiscom. “Joining MasterCard, a proven, global payments leader, enables Orbiscom’s innovations to come to life on a bigger scale.”

The acquisition paves the way for more innovation and deployment of turn-key payment platforms such as MasterCard inControl, which has seen significant interest from financial institutions since its introduction.

With MasterCard inControl, issuers can quickly and efficiently introduce card programs tailored to the specific needs of their consumer and corporate cardholders and leverage advanced features, including:

•	Enhanced authorization controls that direct how, when and where payment cards may be used.

•	Intelligent routing capabilities that enable a transaction to be routed to different funding sources depending on the transaction characteristics.

•	Robust alert functionality providing personalized real-time communication on transaction activities.

•

A limited-use number feature that allows authorization, spending limits and usability controls to be set on a transaction basis, providing enhanced levels of security, control, data capture and traceability on every purchase.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes over 18 billion transactions each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information, go to www.mastercard.com.

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MasterCard Incorporated – Page 2

MasterCard Acquires Orbiscom to Accelerate Development of Innovative Payment Solutions

About Orbiscom

Orbiscom Ltd. is a leading provider of enhanced B2C, B2B and P2P payment solutions to the global payments industry, primarily providing solutions based on its patented Controlled Payment Number™ technology. All of Orbiscom’s solutions are designed to leverage existing card processing systems and are exclusively focused on driving more transactions onto the card networks. Orbiscom’s products fall into three distinct categories – Consumer Card solutions, Commercial Card solutions and Alternative Payment solutions. Its customers include many of the largest financial institutions in the United States, Europe, and Asia. For more information on Orbiscom please visit www.orbiscom.com.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the United States federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in general economic or industry conditions, changes in financial condition, changes in estimates, expectations or assumptions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation:

•	the ability to successfully integrate Orbiscom and MasterCard capabilities in order to accelerate, develop and further deploy innovative and customizable payments platforms; and
•	the ability to continue to acquire new customers and offer Orbiscom’s existing customers new payments solutions capabilities.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2008, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

Contacts:

Media Relations: Joanne Trout, joanne_trout, 914-249-6644

Investor Relations : Barbara Gasper, investor_relations@mastercard.com, 914-249-4565

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